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                                                                   Exhibit 5.1

                           GOODWIN, PROCTER & HOAR LLP

                               COUNSELLORS AT LAW
                                 EXCHANGE PLACE
                        BOSTON, MASSACHUSETTS 02109-2881

                                                       TELEPHONE (617) 570-1000
                                                       TELECOPIER (617) 523-1231


                                November 20, 1997

J. Baker, Inc.
555 Turnpike Street
Canton, MA 02021

Ladies and Gentlemen:

     We are furnishing this opinion in connection with the Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") filed on September 18, 1997 by J. Baker, Inc. (the "Company") and each of the subsidiaries of the Company listed as Additional Registrants in the Registration Statement (the "Subsidiary Guarantors") relating to $100,000,000 aggregate principal amount of Senior Subordinated Notes (the "Notes") to be issued and sold by the Company and guaranteed (the "Guarantees") by the Subsidiary Guarantors. The Notes are to be issued pursuant to an Indenture (the "Indenture") between the Company and The Chase Manhattan Bank, as trustee (the "Trustee"), the proposed form of which is filed as an exhibit to the Registration Statement.

     We have acted as your counsel in connection with the Registration Statement and are familiar with the proceedings taken by the Company in connection with the authorization, issuance and sale of the Notes. We have made such examination as we consider necessary to render this opinion.

     We are attorneys admitted to practice in The Commonwealth of Massachusetts. We express no opinion concerning the laws of any jurisdictions other than the laws of the United States of America, the Commonwealth of Massachusetts and the General Corporation Law of the State of Delaware.

     Based upon the foregoing, we are of the opinion that:

     1. Upon the due execution and delivery of the Indenture by the Company and the Trustee and the due execution, authentication and delivery of the Notes in accordance with the Indenture against payment therefor as contemplated by the Registration Statement, the Notes will be valid and legally binding obligations of the Company.



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                           GOODWIN, PROCTER & HOAR LLP

J. Baker, Inc.
November 20, 1997
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     2. When the Notes are duly issued and delivered by the Company and at the time any subsidiary of the Company becomes a Subsidiary Guarantor, the Guarantee of such Subsidiary Guarantor will be the valid and legally binding obligations of such Subsidiary Guarantor.

     The opinions set forth above are qualified to the extent that the validity or enforceability of any provisions of any instrument or document or any rights granted thereunder may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect relating to or affecting the rights of creditors generally (including such as may limit the effect of waivers or debtors' or guarantors' rights) and by equitable limitations (whether raised at a proceeding in law or in equity) on the availability of certain rights and remedies including specific enforcement. Furthermore, in rendering the foregoing opinions, we express no opinion as to federal or state laws relating to fraudulent transfers.

     We hereby consent to the filing of this opinion as a part of the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus filed as part thereof.

                                               Very truly yours,

                                               /s/ Goodwin, Procter & Hoar LLP

                                               GOODWIN, PROCTER & HOAR LLP